                                                                    EXHIBIT 11.1
                              EASTON BANCORP, INC.
                       COMPUTATION OF EARNINGS PER SHARE


                                                                         Three Months            Six Months
                                                                            Ended                   Ended
                                                                        June 30, 1996           June 30, 1996
                                                                        -------------           -------------
 Net income                                                                $   29,567              $   54,244
                                                                           ==========              ==========


 Average shares outstanding                                                   559,328                 559,328

 Dilutive average shares outstanding under warrants                           195,955                 195,955

 Exercise price                                                            $    10.00              $    10.00

 Assumed proceeds on exercise                                              $1,959,550              $1,959,550

 Average market value                                                      $    12.50              $    12.38

 Less:    Treasury stock purchased with assumed proceeds
          from exercise of warrants                                           156,764                 158,284

 Adjusted average shares-Primary                                              598,519                 596,999

 Primary earnings per share                                                $      .05              $      .09
                                                                           ==========              ==========


 Average shares outstanding                                                   559,328                 559,328

 Dilutive average shares outstanding under warrants                           195,955                 195,955

 Exercise price                                                            $    10.00              $    10.00

 Assumed proceeds on exercise                                              $1,959,550              $1,959,550

 Ending market value                                                       $    12.50              $    12.50

 Less:    Treasury stock purchased with assumed proceeds
          from exercise of warrants                                           156,764                 156,764

 Adjusted average shares-Fully diluted                                        598,519                 598,519

 Fully diluted earnings per share                                          $      .05              $      .09
                                                                           ==========              ==========


         The stock of the Company is not traded on any public exchange. The average and ending market values are derived from trades known to management. Private sales may occur where management of the Company is unaware of the sales price.